Exhibit 99.1

Alpha Natural Resources, Inc.
FOR IMMEDIATE RELEASE

Alpha Natural Resources Announces
Results for Fourth Quarter and Full Year 2014

•
Fourth quarter 2014 revenue was $1.1 billion and adjusted EBITDA was $103 million; adjusted EBITDA includes approximately $60 million from asset disposal gains and the net benefit of various liability adjustments

•	Strong cost performance in the East with full year 2014 eastern cost of coal sales per ton more than 10% below 2013 level

•	Priced approximately 5 million tons of domestic metallurgical coal at substantial premiums to average global prices

•	Continued proactive adjustment of operations and overhead cost structure

•	Introducing 2015 guidance; reduced shipment volumes, SG&A and cost of coal sales per ton compared to 2014

•	Disposed of non-core assets for approximately $92 million in cash during the fourth quarter

•	Total liquidity at year-end of approximately $2.2 billion, including nearly $1.3 billion in cash and marketable securities

BRISTOL, Va., February 12, 2015-Alpha Natural Resources, Inc. (NYSE: ANR), a leading U.S. coal supplier, reported a fourth quarter 2014 net loss of $122 million or $0.55 per diluted share, compared with a net loss of $359 million or $1.62 per diluted share in the fourth quarter of 2013. Excluding the items described in “Reconciliation of Net Loss to Adjusted Net Loss,” the fourth quarter 2014 adjusted net loss was $112 million or $0.50 per diluted share compared with adjusted net loss of $115 million or $0.52 per diluted share in the fourth quarter of 2013.

Excluding the items described in “Reconciliation of Net Loss to Adjusted EBITDA,” the fourth quarter 2014 Adjusted EBITDA was $103 million compared with $71 million in the fourth quarter of 2013.

Quarterly Financial & Operating Highlights
(millions, except per-share and per ton amounts)

	Q4 2014	Q3 2014	Q4 2013
Coal revenues	$931.5	$920.8	$965.6
Net loss	($121.7)	($185.0)	($358.8)
Net loss per diluted share	($0.55)	($0.84)	($1.62)
Adjusted net loss[1]	($111.6)	($118.3)	($115.2)
Adjusted net loss per diluted share[1]	($0.50)	($0.53)	($0.52)
Adjusted EBITDA[1]	$102.6	$53.7	$71.4
Tons of coal sold	22.0	21.2	20.6
Weighted average coal margin per ton	$6.59	$3.33	$4.57
Adjusted weighted average coal margin per ton[1]	$5.48	$3.69	$5.59

1.
These are non-GAAP financial measures. A reconciliation of net loss to adjusted net loss, adjusted EBITDA, and cost of coal sales per ton to adjusted cost of coal sales per ton are included in tables accompanying the financial schedules. Adjusted weighted average coal margin per ton is defined as the weighted average total sales realization per ton, less the adjusted weighted average total cost of coal sales per ton.

“2014 was yet again a challenging year for the coal industry. Against this backdrop, we continue to adjust our production base and cost structure to align with current market conditions,” said Kevin Crutchfield, chairman and CEO. “These actions are yielding results as shown by our strong 2014 cost performance in the East. Importantly, we expect to achieve additional cost savings in 2015, and we will continue to take aggressive actions to preserve flexibility and respond quickly to changing and challenging market conditions, including a reduction of SG&A and overhead costs in the range of $60 million to $75 million annually throughout the organization to adjust both the operational footprint and support services to our 2015 production guidance. ”

Crutchfield continued, “While our business has benefitted from our prudent approach to portfolio rationalization during this prolonged coal market downturn, these have been tough decisions to make and the impact they have had on many Alpha employees is not lost on us. I’m very proud of the Alpha organization and want to commend everyone on their dedication to achieving these objectives, while also maintaining an unwavering commitment to best in class safety and sustainability. As we have said on many occasions, despite such difficult market conditions, we will not lose focus on Running Right.”

Financial Performance

•
Total revenues in the fourth quarter of 2014 were $1.1 billion compared with $1.1 billion in the fourth quarter of 2013, and coal revenues were $0.9 billion, down from $1.0 billion in the year-ago period. The decrease in coal revenues was attributable to lower average realizations in all regions partly offset by increased tons sold. Freight and handling revenues and other revenues were $118 million and $21 million, respectively, during the fourth quarter of 2014, versus $110 million and $19 million, respectively, in the fourth quarter of 2013.

During the fourth quarter of 2014, metallurgical coal shipments were 4.9 million tons, compared with 4.4 million tons in the fourth quarter of 2013 and 4.8 million tons in the prior quarter of 2014. Alpha shipped 9.8 million tons of Powder River Basin (PRB) coal during the quarter, compared with 9.3 million tons in the year-ago period and 9.3 million tons in the prior quarter. Eastern steam coal shipments were 7.3 million tons, compared with 6.8 million tons in the year-ago period and 7.2 million tons in the prior quarter. The average per ton realization on metallurgical coal shipments in the fourth quarter was $83.43, down from $96.53 in the fourth quarter last year and up from $82.45 in the prior quarter. The average per-ton realization for PRB shipments was $12.02, compared with $12.48 in the fourth quarter last year and $11.81 in the prior quarter. The per-ton average realization for Eastern steam coal shipments was $55.47, compared with $61.66 in the year-ago period and $58.16 in the prior quarter.

•
Total costs and expenses during the fourth quarter of 2014 were $1.2 billion, compared with $1.3 billion in the fourth quarter of 2013 and $1.2 billion in the prior quarter. Cost of coal sales was $0.8 billion, compared with $0.9 billion in the year-ago period and $0.9 billion in the prior quarter. The cost of coal sales in the East averaged $55.55 per ton, compared with $68.85 in the fourth quarter last year and $62.32 in the prior quarter. Excluding the $2.71 per ton benefit from immaterial correction of prior period asset retirement obligation calculations, $0.63 per ton merger-related expenses and $0.08 per ton employee benefit related expenses, the adjusted cost of coal sales in the East averaged

$57.55 per ton, compared with $66.97 in the fourth quarter last year, which excluded $1.66 per ton of merger-related expenses and $0.22 per ton provision for regulatory costs, and $61.69 in the third quarter of 2014, which excluded $0.47 per ton of employee benefit related expenses and $0.16 per ton of merger-related expenses. Fourth quarter 2014 Eastern adjusted cost of coal sales per ton benefitted approximately $5 per ton from gains on asset disposals and the net benefit from various liability adjustments. The cost of coal sales per ton for Alpha Coal West’s PRB mines was $11.16 during the fourth quarter of 2014, compared with $10.29 in the fourth quarter of 2013 and $11.32 in the prior quarter.

•
Selling, general and administrative (SG&A) expense in the fourth quarter of 2014 was $32 million, compared with SG&A expense of $38 million in the fourth quarter of 2013. Depreciation, depletion and amortization decreased to $189 million during the fourth quarter of 2014 from $215 million in the year-ago period.

•
Alpha recorded a net loss of $122 million, or $0.55 per diluted share, during the fourth quarter of 2014, compared with a net loss of $359 million, or $1.62 per diluted share, during the fourth quarter of 2013.

Excluding the items described in our “Reconciliation of Net Loss to Adjusted Net Loss,” the fourth quarter 2014 adjusted net loss was $112 million, or $0.50 per diluted share, compared with adjusted net loss of $115 million, or $0.52 per diluted share, in the fourth quarter of 2013.

•
Excluding the items described in the “Reconciliation of Net Loss to Adjusted EBITDA,” adjusted EBITDA was $103 million in the fourth quarter of 2014, compared with $71 million in the fourth quarter of 2013. Fourth quarter 2014 adjusted EBITDA includes approximately $60 million from gains on asset disposals and the net benefit of various liability adjustments.

Full Year 2014 Results

•
For the full year 2014, Alpha reported total revenues of $4.3 billion, including $3.7 billion in coal revenues, compared with total revenues of $5.0 billion and coal revenues of $4.3 billion in 2013. The year-over-year decreases in both total and coal revenues are primarily attributable to lower average realizations and lower shipments of metallurgical and PRB steam coal.

•
During 2014, Alpha’s coal shipments totaled 84.5 million tons, compared with 86.9 million tons in the year-ago period. Metallurgical coal shipments were 18.6 million tons for 2014, compared with 20.1 million tons shipped during the same period a year ago. Shipments of PRB and Eastern steam coal were 36.5 million tons and 29.5 million tons, respectively, during 2014, compared with 38.2 million tons and 28.6 million tons, respectively, in 2013. The year-over-year decrease in shipments of PRB coal principally reflects poor rail performance, while the year-over year decrease in metallurgical coal shipments is primarily driven by weak market conditions and production curtailments.

•
For 2014, the company-wide average realization was $44.05 per ton and the adjusted average cost of coal sales was $39.88 per ton, resulting in a $4.17 per ton, or 9.5 percent, adjusted coal margin. By comparison, company-wide average realization in 2013 was $48.99 per ton and the adjusted average cost of coal sales was $44.40 per ton, resulting in a $4.59 per ton, or 9.4 percent, adjusted coal margin. The decrease in adjusted coal margin per ton was primarily attributable to lower per ton realizations for metallurgical coal, Eastern steam coal and PRB coal, largely offset by lower Eastern adjusted costs of coal sales per ton. Full year 2014 weighted average coal margin per ton was $4.52 or 10.3 percent, with an average cost of coal sales of $39.53 per ton. Cost of coal sales was $3.4 billion for 2014, compared with $4.0 billion in the year-ago period, primarily due to production curtailments and cost reductions.

•
For full year 2014, Alpha recorded a net loss of $875 million or $3.95 per diluted share, compared with a net loss of $1.1 billion or $5.04 per diluted share during the same period a year ago. Excluding the various items detailed in the attached “Reconciliation of Net Loss to Adjusted Loss,” Alpha’s adjusted net loss was $334 million or $1.51 per diluted share for 2014, compared with an adjusted net loss of $475 million or $2.15 per diluted share for 2013. Adjusted EBITDA, which excludes the various items detailed in the attached “Reconciliation of Net Loss to Adjusted EBITDA,” was $498 million, compared with Adjusted EBITDA of $299 million during 2013.

Liquidity and Capital Resources

Cash used in operating activities for the quarter ended December 31, 2014 was $31 million, compared with cash used in operating activities of $70 million for the fourth quarter of 2013. Capital expenditures for the fourth quarter of 2014 were $99 million, compared with $95 million in the fourth quarter of 2013. For the full year 2014, cash used in operating activities totaled $284 million, including $195 million in payments related to the shareholder class action settlement, net of insurance recoveries of $70 million, compared to cash provided by operating activities of $109 million in the same period a year ago.

During the fourth quarter Alpha received approximately $75 million in cash from the sale of AMFIRE assets and $15 million from the sale of its joint venture interest in Coal Handling Solutions.

As of the end of the fourth quarter of 2014, Alpha had total liquidity of approximately $2.2 billion, consisting of cash, cash equivalents and marketable securities of nearly $1.3 billion, which includes approximately 6.0 million shares of Rice Energy valued at approximately $127 million, and nearly $0.9 billion available under the Company’s secured credit and accounts receivable securitization facilities. Total long-term debt, net of debt discounts, and including the current portion of long-term debt as of December 31, 2014, was approximately $3.9 billion, including approximately $154 million of senior convertible notes maturing in 2015.

Market Overview

Metallurgical Coal

The global seaborne metallurgical coal market appears to have stabilized over the last several months, with the mid-volatile segment showing relative strength. In fact, the first quarter Australian mid-volatile benchmark increased by $1.50 per tonne to $116.50, while the Australian low volatile hard coking coal benchmark declined $2.00 per tonne to $117.00. Spot assessments have ranged from $110 to $115 per tonne over the past several months.

As a result of significant production increases during 2013 and 2014, Australian export volumes increased by more than 41 million tonnes during those years to 186 million tonnes in 2014, leading to an oversupplied market amid slower growth in the Chinese steel industry. However, it appears that nearly all production expansion in Australia is completed, with expectation of only modest export growth over the next two years. Combined with announced global met production cuts in the 25 million tonne range, and additional production cuts likely, the market seems to be nearing more balanced supply and demand as long as at least modest steel production growth continues.

Alpha recently priced approximately five million tons of domestic metallurgical coal at a substantial premium to the average global price levels. Our 2015 domestic metallurgical coal pricing declined approximately $7 per ton compared to average domestic realizations in 2014. AMFIRE assets, which Alpha sold at the end of 2014, accounted for approximately 800,000 tons of domestic met shipments during 2014.

Thermal Coal

Recent price trends suggest that the thermal coal market will remain challenging for 2015, and the trajectory thereafter will be significantly influenced by the price of natural gas, the pace of economic growth, ongoing regulatory pressures on the domestic coal-fired utility fleet and the weather. Domestic utility inventory levels have approached normal levels from historic lows reached a few months ago. In addition, softer natural gas prices and muted demand for coal, as evidenced by lackluster RFP activity, have contributed to a continued weak pricing environment. Rail service in the west has improved meaningfully since October last year.

After remaining reasonably stable for most of 2014, Northern Appalachia (NAPP) pricing has softened over the last three months, while the Central Appalachia (CAPP) and PRB regions experienced price declines throughout 2014.

Lastly, the seaborne thermal market declined significantly after the collapse in oil prices, with API2 spot pricing weakening from the low $70s per tonne in October to the lower $60s per tonne currently, below the break-even point for many suppliers.

2015 Outlook

We expect to ship between 69 and 80 million tons, including 14 to 17 million tons of Eastern metallurgical coal, 19 to 23 million tons of Eastern steam coal, and 36 to 40 million tons of Western steam coal. As of January 30, 2015, 52 percent of the midpoint of anticipated 2015 metallurgical coal shipments was committed and priced at an average expected per ton realization of $82.88. Based on the midpoint of guidance, 85 percent of anticipated 2015 Eastern steam coal shipments were committed and priced at an average expected per ton realization of $55.62, and 82 percent of the midpoint of anticipated 2015 PRB shipments was committed and priced at an average expected per ton realization of $11.53. Alpha’s 2015 guidance for its Eastern adjusted cost of coal sales per ton is $58.00 to $64.00, while Western adjusted cost of coal sales per ton is expected to be between $10.00 and $11.00. Capital expenditures for 2015 are expected to be $225 million to $275 million, while SG&A guidance, which excludes merger related expenses, is $100 million to $120 million. Depreciation, depletion and amortization for 2015 is expected to be between $650 and $750 million. We expect 2015 interest expense and cash paid for interest to be between $290 million and $310 million and $245 million and $255 million, respectively.

Guidance
(in millions, except per ton and percentage amounts)

2015
Average per Ton Sales Realization on Committed and Priced Coal Shipments[1,2,3]
West	$11.53
Eastern Steam	$55.62
Eastern Metallurgical	$82.88
Coal Shipments (tons)[3]	69 - 80
West	36 - 40
Eastern Steam	19 - 23
Eastern Metallurgical	14 - 17
Committed and Priced (%)[3,4]	76%
West	82%
Eastern Steam	85%
Eastern Metallurgical	52%
Committed and Unpriced (%)[3,4]	14%
West	18%
Eastern Steam	6%
Eastern Metallurgical	11%
West - Adjusted Cost of Coal Sales per Ton[5]	$10.00 - $11.00
East - Adjusted Cost of Coal Sales per Ton[5]	$58.00 - $64.00
Selling, General & Administrative Expense[5]	$100 - $120
Depletion, Depreciation & Amortization	$650 - $750
Interest Expense	$290 - $310
Cash Paid for Interest	$245 - $255
Capital Expenditures[6]	$225 - $275

Notes:

1.	Based on committed and priced coal shipments as of January 30, 2015.

2.
Actual average per ton realizations on committed and priced tons recognized in future periods may vary based on actual freight expense in future periods relative to assumed freight expense embedded in projected average per ton realizations.

3.	Contain estimates of future coal shipments based upon contract terms and anticipated delivery schedules. Actual coal shipments may vary from these estimates.

4.	As of January 30, 2015, compared with the midpoint of shipment guidance range.

5.	Actual results may be adjusted for various items, such as merger-related expenses, that cannot reasonably be predicted.

6.	Includes the last of five annual bonus bid payments on the Federal Lease by Application for the Belle Ayr mine of $42 million.

About Alpha Natural Resources
Alpha Natural Resources is one of the largest and most regionally diversified coal suppliers in the United States. With affiliate mining operations in Virginia, West Virginia, Kentucky, Pennsylvania and Wyoming, Alpha supplies metallurgical coal to the steel industry and thermal coal to generate power to customers on five continents.  Consistent with its Running Right process, Alpha is committed to being a leader in mine safety and an environmental steward in the communities where its affiliates operate. For more information, visit Alpha’s website at www.alphanr.com.

Forward Looking Statements
This news release includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Alpha’s expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Alpha’s control. The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

•	our liquidity, results of operations and financial condition;

•	sustained depressed levels or further declines in coal prices;

•	worldwide market demand for coal, electricity and steel, including demand for U.S. coal exports;

•	utilities switching to alternative energy sources such as natural gas, renewables and coal from basins where we do not operate;

•	reductions or increases in customer coal inventories and the timing of those changes;

•	our production capabilities and costs;

•	inherent risks of coal mining beyond our control, and our ability to utilize our coal assets fully and replace reserves as they are depleted;

•
changes in environmental laws and regulations, including those directly affecting our coal mining and production, and those affecting our customers’ coal usage, including potential climate change initiatives;

•	changes in safety and health laws and regulations and their implementation, and the ability to comply with those changes;

•	competition in coal markets;

•	future legislation, regulatory and court decisions and changes in regulations, governmental policies or taxes or changes in interpretation thereof;

•	global economic, capital market or political conditions, including a prolonged economic downturn in the markets in which we operate and disruptions in worldwide financial markets;

•	the outcome of pending or potential litigation or governmental investigations;

•	our relationships with, and other conditions affecting, our customers, including the inability to collect payments from our customers if their creditworthiness declines;

•	changes in, renewal or acquisition of, terms of and performance of customers under coal supply arrangements and the refusal by our customers to receive coal under agreed contract terms;

•	our ability to obtain, maintain or renew any necessary permits or rights, and our ability to mine properties due to defects in title on leasehold interests;

•	attracting and retaining key personnel and other employee workforce factors, such as labor relations;

•	the geological characteristics of the Powder River Basin, Central and Northern Appalachian coal reserves;

•	funding for and changes in postretirement benefit obligations, pension obligations, including multi-employer pension plans, and federal and state black lung obligations;

•	cybersecurity attacks or failures, threats to physical security, extreme weather conditions or other natural disasters;

•	increased costs and obligations potentially arising from the Patient Protection and Affordable Care Act;

•	reclamation and mine closure obligations;

•	our assumptions concerning economically recoverable coal reserve estimates;

•	our ability to negotiate new United Mine Workers of America (“UMWA”) wage agreements on terms acceptable to us, increased unionization of our workforce in the future, and any strikes by our workforce;

•	disruptions in delivery or changes in pricing from third party vendors of key equipment and materials that are necessary for our operations, such as diesel fuel, steel products, explosives and tires;

•	inflationary pressures on supplies and labor and significant or rapid increases in commodity prices;

•	railroad, barge, truck and other transportation availability, performance and costs;

•	disruption in third party coal supplies;

•	our ability to integrate successfully operations that we may acquire or develop in the future, or the risk that any such integration could be more difficult, time-consuming or costly than expected;

•	the consummation of financing transactions, acquisitions or dispositions and the related effects on our business and financial position;

•	indemnification of certain obligations not being met;

•	long-lived asset impairment charges;

•	fair value of derivative instruments not accounted for as hedges that are being marked to market;

•	our substantial indebtedness and potential future indebtedness;

•	restrictive covenants and other terms in our secured credit facility and the indentures governing our outstanding debt securities;

•	our ability to obtain or renew surety bonds on acceptable terms or maintain self-bonding status;

•	certain terms of our outstanding debt securities, including conversions of some of our convertible senior debt securities, that may adversely impact our liquidity; and

•
other factors, including the other factors discussed in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and “Risk Factors” sections of our Annual Report on Form 10-K for the year ended December 31, 2013 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014.

These and other risks and uncertainties are discussed in greater detail in Alpha’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and other documents filed with the Securities and Exchange Commission. Forward-looking statements in this news release or elsewhere speak only as of the date made. New uncertainties and risks arise from time to time, and it is impossible for Alpha to predict these events or how they may affect the Company. Alpha has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date it is issued.  In light of these risks and uncertainties, investors should keep in mind that the results, events or developments disclosed in any forward-looking statement made in this news release may not occur.

Investor Contact
Alex Rotonen, CFA
Vice President, Investor Relations
276-739-4144
arotonen@alphanr.com

Media Contact
Steve Hawkins
Director, Media Relations
276-285-2037
shawkins@alphanr.com

FINANCIAL TABLES FOLLOW

Use of Non-GAAP Measures
In addition to the results prepared in accordance with generally accepted accounting principles in the United States (GAAP) provided throughout this press release, Alpha has presented the following non-GAAP financial measures, which management uses to gauge operating performance: Adjusted EBITDA, adjusted net income (loss), adjusted diluted income (loss) per common share, adjusted cost of coal sales per ton, adjusted coal margin per ton, and adjusted weighted average coal margin per ton.   These non-GAAP financial measures exclude various items detailed in the attached “Reconciliation of Net Loss to Adjusted EBITDA” and “Reconciliation of Net Loss to Adjusted Net Loss.”

The definition of these non-GAAP measures may be changed periodically by management to adjust for significant items important to an understanding of operating trends.  These measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as supplemental measures of the Company’s performance that management finds useful in assessing the company’s financial performance and believes are useful to securities analysts, investors and others in assessing the Company’s performance over time.  Moreover, these measures are not calculated identically by all companies and therefore may not be comparable to similarly titled measures used by other companies.

Alpha Natural Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In Thousands Except Shares and Per Share Data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013

Revenues:
Coal revenues	$931,535	$965,569	$3,724,441	$4,257,981
Freight and handling revenues	118,485	109,530	480,841	557,846
Other revenues	20,595	18,601	81,796	137,681
Total revenues	1,070,615	1,093,700	4,287,078	4,953,508

Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	791,545	898,414	3,381,075	3,980,744
Freight and handling costs	118,485	109,530	480,841	557,846
Other expenses	27,539	10,006	67,412	165,485
Depreciation, depletion and amortization	188,514	215,000	750,776	865,021
Amortization of acquired intangibles, net	11,297	4,148	39,206	5,056
Selling, general and administrative expenses (exclusive of depreciation,
depletion and amortization shown separately above)	32,354	38,323	152,106	158,987
Asset impairment and restructuring	1,239	12,915	24,872	37,273
Goodwill impairment	—	—	308,651	253,102
Total costs and expenses	1,170,973	1,288,336	5,204,939	6,023,514

Loss from operations	(100,358)	(194,636)	(917,861)	(1,070,006)

Other income (expense):
Interest expense	(76,804)	(64,001)	(288,466)	(246,588)
Interest income	535	384	2,265	3,517
Gain on sales of marketable equity securities	1,448	—	17,883	—
Loss on early extinguishment of debt	—	(7,425)	(2,022)	(40,464)
Gain on sales of equity method investments	5,999	—	256,330	—
Miscellaneous income (expense), net	(874)	(638)	1,619	23,493
Total other expense, net	(69,696)	(71,680)	(12,391)	(260,042)

Loss before income taxes	(170,054)	(266,316)	(930,252)	(1,330,048)
Income tax benefit (expense)	48,393	(92,472)	55,291	216,550
Net loss	$(121,661)	$(358,788)	$(874,961)	$(1,113,498)

Loss per common share:
Basic loss per common share:	$(0.55)	$(1.62)	$(3.95)	$(5.04)
Diluted loss per common share:	$(0.55)	$(1.62)	$(3.95)	$(5.04)

Weighted average shares outstanding:
Weighted average shares--basic	221,574,489	220,981,272	221,400,658	220,883,103
Weighted average shares--diluted	221,574,489	220,981,272	221,400,658	220,883,103

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Supplemental Sales, Operations and Financial Data
(In Thousands, Except Per Ton and Percentage Data)
(Unaudited)

	Three Months Ended			Twelve Months Ended December 31,
	December 31, 2014	September 30, 2014	December 31, 2013	2014	2013

Tons sold (1):
Powder River Basin	9,829	9,280	9,339	36,464	38,164
Eastern steam	7,256	7,183	6,834	29,510	28,613
Eastern metallurgical	4,925	4,773	4,430	18,581	20,135
Total	22,010	21,236	20,603	84,555	86,912

Average realized price per ton sold (2)(7):
Powder River Basin	$12.02	$11.81	$12.48	$11.98	$12.62
Eastern steam	$55.47	$58.16	$61.66	$57.62	$62.31
Eastern metallurgical	$83.43	$82.45	$96.53	$85.42	$99.01
Weighted average total	$42.32	$43.36	$46.87	$44.05	$48.99

Coal revenues:
Powder River Basin	$118,152	$109,602	$116,559	$436,930	$481,747
Eastern steam	402,531	417,759	421,394	1,700,295	1,782,781
Eastern metallurgical	410,852	393,472	427,616	1,587,216	1,993,453
Total coal revenues	$931,535	$920,833	$965,569	$3,724,441	$4,257,981

Adjusted cost of coal sales per ton (3)(7)(8)(11):
Powder River Basin	$11.16	$11.32	$10.29	$11.15	$9.91
East (4)	$57.55	$61.69	$66.97	$61.66	$71.40
Adjusted weighted average total	$36.84	$39.67	$41.28	$39.88	$44.40

Adjusted weighted average coal margin per ton (9)	$5.48	$3.69	$5.59	$4.17	$4.59
Adjusted weighted average coal margin percentage (10)	12.9%	8.5%	11.9%	9.5%	9.4%

Cost of coal sales per ton (3)(7)(11):
Powder River Basin	$11.16	$11.32	$10.29	$11.15	$9.91
East (4)	$55.55	$62.32	$68.85	$61.05	$72.51
Weighted average total	$35.73	$40.03	$42.30	$39.53	$45.02

Weighted average coal margin per ton (5)	$6.59	$3.33	$4.57	$4.52	$3.97
Weighted average coal margin percentage (6)	15.6%	7.7%	9.8%	10.3%	8.1%

Net cash provided by (used in) operating activities	$(30,711)	$17,861	$(69,561)	$(283,859)	$109,018
Capital expenditures (12)	$98,994	$45,341	$94,662	$227,168	$257,791

(1) Stated in thousands of short tons.
(2) Coal revenues divided by tons sold. This statistic is stated as free on board (FOB) at the processing plant.
(3) Cost of coal sales divided by tons sold. The cost of coal sales per ton only includes costs in our Eastern and Western Coal Operations.
(4) East includes the Company's operations in Central Appalachia (CAPP) and Northern Appalachia (NAPP).
(5) Weighted average total sales realization per ton less weighted average total cost of coal sales per ton.
(6) Weighted average coal margin per ton divided by weighted average total sales realization per ton.
(7) Amounts per ton calculated based on unrounded revenues, cost of coal sales and tons sold.
(8) For the three months ended December 31, 2014, September 30, 2014, and December 31, 2013, and for the twelve months ended December 31, 2014 and
December 31, 2013, adjusted cost of coal sales per ton for East includes adjustments to exclude the impact of certain charges set forth in the table below.
(9) Weighted average total sales realization per ton less adjusted weighted average total cost of coal sales per ton.
(10) Adjusted weighted average coal margin per ton divided by weighted average total sales realization per ton.

(11) Adjusted cost of coal sales per ton for our Eastern Operations reconciled to their unadjusted amounts is as follows:

	Three months ended			Twelve months ended
	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Cost of coal sales per ton-East	$55.55	$62.32	$68.85	$61.05	$72.51
Impact of asset retirement obligation correction	2.71	—	—	0.62	—
Impact of provision for regulatory costs	—	—	(0.22)	—	(0.53)
Impact of employee benefit related expenses	(0.08)	(0.47)	—	(0.14)	—
Impact of merger-related expenses	(0.63)	(0.16)	(1.66)	0.13	(0.58)
Adjusted cost of coal sales per ton-East	$57.55	$61.69	$66.97	$61.66	$71.40

(12) For the three and twelve months ended December 31, 2014 and 2013, capital expenditures includes the annual bonus bid payment(s) on the Federal
Lease by Application.

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets and Supplemental Liquidity Data
(In Thousands)
(Unaudited)

	December 31, 2014	December 31, 2013

Cash and cash equivalents	$741,186	$619,644
Trade accounts receivable, net	314,015	287,655
Inventories, net	237,945	304,863
Short-term marketable securities	405,169	337,069
Prepaid expenses and other current assets	176,452	439,193
Total current assets	1,874,767	1,988,424
Property, equipment and mine development costs, net	1,425,667	1,798,648
Owned and leased mineral rights and land, net	6,916,307	7,157,506
Goodwill, net	—	308,651
Long-term marketable securities	126,820	—
Other non-current assets	391,040	546,029
Total assets	$10,734,601	$11,799,258

Current portion of long-term debt	$178,251	$29,169
Trade accounts payable	216,098	234,951
Accrued expenses and other current liabilities	597,626	978,695
Total current liabilities	991,975	1,242,815
Long-term debt	3,719,519	3,398,434
Pension and postretirement medical benefit obligations	1,236,986	990,124
Asset retirement obligations	538,008	728,575
Deferred income taxes	771,919	901,552
Other non-current liabilities	489,394	465,892
Total liabilities	7,747,801	7,727,392

Total stockholders' equity	2,986,800	4,071,866
Total liabilities and stockholders' equity	$10,734,601	$11,799,258

	As of
	December 31, 2014	December 31, 2013
Liquidity ($ in 000's):
Cash and cash equivalents	$741,186	$619,644
Short-term marketable securities	405,169	337,069
Long-term marketable securities	126,820	—
Total cash, cash equivalents and marketable securities	1,273,175	956,713
Unused revolving credit and A/R securitization facilities (1)	881,800	966,000
Total liquidity	$2,154,975	$1,922,713

(1) The revolving credit facility under our credit agreement is subject to a minimum liquidity requirement of $300 million.

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Twelve Months Ended December 31,
	2014	2013

Operating activities:
Net loss	$(874,961)	$(1,113,498)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation, depletion and amortization	750,776	865,021
Amortization of acquired intangibles, net	39,206	5,056
Amortization of debt issue costs and accretion of debt discount	54,285	51,217
Mark-to-market adjustments for derivatives	25,752	6,213
Accretion of asset retirement obligations	47,698	60,274
Stock-based compensation	27,371	25,873
Employee benefit plans, net	57,972	56,982
Loss on early extinguishment of debt	2,022	40,464
Change in future costs of asset retirement obligations	(107,263)	(66,521)
Deferred income taxes	(40,477)	(212,361)
(Gain) loss on disposal of property, plant and equipment	(19,339)	7,851
Gain on sale of equity method investments	(256,330)	—
Gain on sales of marketable equity securities	(17,883)	—
Asset impairment and restructuring	24,872	37,273
Goodwill impairment	308,651	253,102
Other, net	10,300	(4,497)
Changes in operating assets and liabilities:
Trade accounts receivable, net	(26,360)	130,511
Inventories, net	66,589	89,364
Prepaid expenses and other current assets	98,344	48,717
Other non-current assets	4,281	3,233
Trade accounts payable	(11,540)	(30,430)
Accrued expenses and other current liabilities	(359,310)	105,199
Pension and postretirement medical benefit obligations	(41,774)	(53,527)
Asset retirement obligations	(55,520)	(44,862)
Other non-current liabilities	8,779	(151,636)
Net cash (used in) provided by operating activities	(283,859)	109,018

Investing activities:
Capital expenditures	(185,038)	(215,661)
Acquisition of mineral rights under federal lease	(42,130)	(42,130)
Purchases of marketable securities	(679,394)	(900,471)
Sales of marketable securities	697,929	857,000
Proceeds from sale of property, plant and equipment	93,033	10,605
Proceeds from sales of equity method investments, net	112,232	—
Other, net	1,717	—
Net cash used in investing activities	(1,651)	(290,657)

Financing activities:
Proceeds from borrowings on long-term debt	500,000	1,306,677
Principal repayments of long-term debt	(37,554)	(1,176,332)
Principal repayments of capital lease obligations	(19,475)	(16,136)
Debt issuance and modification costs	(28,938)	(36,659)
Common stock repurchases	(1,461)	(1,435)
Other	(5,520)	(5,555)
Net cash provided by financing activities	407,052	70,560

Net increase (decrease) in cash and cash equivalents	$121,542	$(111,079)
Cash and cash equivalents at beginning of period	$619,644	$730,723
Cash and cash equivalents at end of period	$741,186	$619,644

This information is intended to be reviewed in conjunction with the company's filings with the U. S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Reconciliation of Net Loss to Adjusted EBITDA
(In Thousands)
(Unaudited)

	Three Months Ended			Twelve Months Ended December 31,
	December 31, 2014	September 30, 2014	December 31, 2013	2014	2013

Net loss (1)	$(121,661)	$(184,975)	$(358,788)	$(874,961)	$(1,113,498)
Interest expense	76,804	75,688	64,001	288,466	246,588
Interest income	(535)	(574)	(384)	(2,265)	(3,517)
Income tax (benefit) expense	(48,393)	(43,938)	92,472	(55,291)	(216,550)
Depreciation, depletion and amortization	188,514	170,895	215,000	750,776	865,021
Amortization of acquired intangibles, net	11,297	9,166	4,148	39,206	5,056
Impact of asset retirement obligation correction	(33,000)	—	—	(29,987)	—
Goodwill impairment	—	—	—	308,651	253,102
Asset impairment and restructuring	1,239	11,544	12,915	24,872	37,273
Change in fair value and settlement of derivative instruments	19,618	8,987	13,466	30,676	5,795
Merger related expense	7,639	1,087	18,661	9,234	141,386
Provision for regulatory costs	—	—	2,500	—	27,500
Employee benefit related expense	1,050	5,792	—	6,842	—
Loss on assets contributed to equity affiliate	—	—	—	—	10,117
Loss on early extinguishment of debt	—	—	7,425	2,022	40,464
Adjusted EBITDA	$102,572	$53,672	$71,416	$498,241	$298,737

(1) For the twelve months ended December 31, 2014, net loss includes a gain of $250.3 million from the sale of the Alpha Shale joint venture to Rice
Energy.

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Reconciliation of Net Loss to Adjusted Net Loss
(In Thousands Except Shares and Per Share Data)
(Unaudited)

	Three Months Ended			Twelve Months Ended December 31,
	December 31, 2014	September 30, 2014	December 31, 2013	2014	2013

Net loss (1)	$(121,661)	$(184,975)	$(358,788)	$(874,961)	$(1,113,498)
Impact of asset retirement obligation correction	(49,666)	—	—	(43,570)	—
Goodwill impairment	—	—	—	308,651	253,102
Asset impairment and restructuring	1,239	11,544	12,915	24,872	37,273
Change in fair value and settlement of derivative instruments	19,618	8,987	13,466	30,676	5,795
Merger related expense	7,639	1,087	18,661	9,234	141,386
Provision for regulatory costs	—	—	2,500	—	27,500
Employee benefit related expense	1,050	5,792	—	6,842	—
Loss on assets contributed to equity affiliate	—	—	—	—	10,117
Loss on early extinguishment of debt	—	—	7,425	2,022	40,464
Amortization of acquired intangibles, net	11,297	9,166	4,148	39,206	5,056
Estimated income tax effect of above adjustments	3,467	(13,563)	(20,621)	(25,570)	(87,115)
Discrete tax benefit from state statutory tax rate and apportionment change, net of federal tax impact	—	—	—	—	(2,524)
Discrete tax charge from valuation allowance adjustment	15,388	43,655	205,067	196,646	207,681
Discrete tax benefit from reversal of reserves for uncertain tax positions	—	—	—	(8,090)	—
Adjusted net loss	$(111,629)	$(118,307)	$(115,227)	$(334,042)	$(474,763)

Weighted average shares--diluted	221,574,489	221,491,811	220,981,272	221,400,658	220,883,103

Adjusted diluted income (loss) per common share	$(0.50)	$(0.53)	$(0.52)	$(1.51)	$(2.15)

(1) For the twelve months ended December 31, 2014, net loss includes a gain of $250.3 million from the sale of the Alpha Shale joint venture to Rice Energy.

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.